EXHIBIT 99.1


                                             For additional information, contact
                                                James J. Byrnes, President & CEO
                                                                  (607) 273-3210

FOR IMMEDIATE RELEASE

February 10, 1998


         Tompkins County Trustco, Inc. (TMP - American Stock Exchange) announced today that its Board of Directors approved on February 10, 1998, payment of a regular quarterly cash dividend of $.32 per share payable on March 15, 1998 to common stock shareholders of record on March 1, 1998. In addition, the Board approved payment of a 3-for-2 stock split of the Corporation's common stock, also payable on March 15, 1998 to common stock shareholders of record on March 1, 1998. The cash dividend represents payment of the same per share amount as paid in the fourth quarter of 1997 and an increase of 6.7% over the amount paid in the comparable quarter of 1997. The stock split will result in 50% more shares outstanding to a new total of approximately 4,888,210 common shares and will not change the par value or the authorized shares of common stock authorized by the corporate charter.

         The cash dividend and 3-for-2 stock split reflect continued favorable operating results of the Company which earlier reported fourth quarter net income of $2.4 million; an increase of 10.6% over the same quarter in 1996, and earnings per share of $.73 for the quarter; an increase of 14.1% over the comparable period in 1996.


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